Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Summary Consolidated Financial Data,” “Select Consolidated Financial Data” and “Experts” in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-140643) and related Prospectus of Liquidity Services, Inc. for the registration of 6,416,472 shares of its common stock and to the incorporation by reference therein of our report dated December 14, 2006, with respect to the consolidated financial statements and schedule of Liquidity Services, Inc., included in its Annual Report (Form 10-K) for the year ended September 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

February 21, 2007